SETTLEMENT & MUTUAL RELEASE AGREEMENT

by and between NewBridge Global Ventures, Inc.

and Chris Bourdon

31 August 2020 (the “Effective Date”)

This Settlement & Mutual Release Agreement (the “Agreement”) is executed on the Effective Date shown above by and between Chris Bourdon and NewBridge Global Ventures, Inc., a Delaware Corporation with a place of business at 1 Hawthorne Street, Suite 24A San Francisco CA 94105 (“NBGV”) (Chris Bourdon and NBGV individually “Party” and together the “Parties”), and is intended to effect a settlement and mutual release between the Parties.

WITNESSETH:

Whereas, Chris Bourdon has since 15 October, 2019, served as CEO and Chairman of the Board of NBGV pursuant to a employment agreement dated 15 October, 2019;

Whereas, NBGV has accrued but not paid Chris Bourdon a salary of $250,000 per year for his services beginning 15, October 2019 until his resignation effective 1 August, 2020, and as of 26 August 2020 it is mutually agreed by the Parties that the outstanding balance of the total unpaid amount owed to Chris Bourdon is $199,315 (the “Outstanding Amount”; and

Whereas, NBGV has limited funds to pay Chris Bourdon the Outstanding Amount; and

Whereas, the board of directors of NBGV has approved NBGV to issue 5,000,000 shares of its common stock (the “Settlement Shares”) in full settlement of the Outstanding Amount and Chris Bourdon is willing to accept the Settlement Shares in full settlement of the Outstanding Amount; and

Whereas, the Parties seek to continue to engage Mr. Bourdon as NBGV’s Chairman of the Board and as an advisor pursuant to an employment agreement to be agreed upon between Mr. Bourdon and NBGV; and

Whereas the Parties wish to keep an amicable and respectful relationship with one another and to resolve all differences between the Parties;

NOW THEREFORE, in recognition of good and valid consideration the receipt and adequacy of which is hereby agreed, the Parties agree as follows:

1.Payment in NBGV Common Shares. NBGV hereby agrees to issue Chris Bourdon the Settlement Shares as full payment for the Outstanding Amount.

2.Mutual Release and Indemnification. Once NBGV has issued the Settlement Shares to Chris Bourdon, Chris Bourdon expressly releases and hold harmless NBGV and its officers, directors and affiliates, from all liability for claims and/or damages of whatever nature related to or arising out of the Employment Agreement. Reciprocally, NBGV for its officers, directors and affiliates, expressly releases and hold harmless Chris Bourdon from all liability for claims and/or damages of whatever nature related to the Outstanding Amount or relating to Chris Bourdon’s services as a company employee.

5.Corporate Authority, Good Standing. Each of the Parties warrants and represents that it has legal authorization to enter into and to perform this Agreement.

6.Governing Law and Arbitration and Miscellaneous. This Agreement shall be governed by California law without reference to any “conflicts-of-laws” provisions and any dispute concerning the subject matter hereof, if not resolved by Arbitration shall be subject to the exclusive jurisdiction, and Chris Bourdon and NBGV and its officers and directors respectively submit to the jurisdiction, of courts sitting in California. Each of the foregoing agrees to submit any dispute hereunder to non- binding arbitration using commercial rules of the American Arbitration Association and using only one arbitrator sitting in Utah and only after an unreasonable and unjustified delay by any one of the foregoing after a hearing on the dispute and rendering of a decision by the Arbitrator may the non-delaying party in the first instance or any other party in the second instance seek judicial relief for any claim under this Agreement or dealing with the subject matter hereof. This Agreement contains the entire agreement of the Parties regarding the subject matter of this Agreement, and there are no other promises or conditions in any other agreement whether oral or written. The Parties have attempted to limit the non-competition provision so that it applies only to the extent necessary to protect legitimate business and property interests. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

7.Confidentiality. The Parties agree to keep the terms and substance of this Agreement (including but not limited to any amounts paid pursuant thereto), and any of the underlying facts confidential and to refrain from disclosing the same at any future time, or to any other individual or entity whatsoever, except as NBGV may be required to report to the SEC and publicly disclose concerning this transaction and/or file with the SEC a copy of this Agreement.

----Signature Page Follows----

IN WITHESS WHEREOF, Chris Bourdon and NBGV have executed the Agreement as of the Effective Date above.

Chris Bourdon

Chris Bourdon 469 Day St.

San Francisco, CA 94131

NewBridge Global Ventures, Inc.

By: Robert Swajkos Its: Board Member